EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Loop Industries, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Loop Industries, Inc. 2017 Equity Incentive Plan and certain listed warrants, of our report dated May 30, 2017, relating to the consolidated financial statements of Loop Industries, Inc. as of February 28, 2017 and February 29, 2016 which appear in Loop Industries, Inc.’s Annual Report on Form 10-K for the fiscal year ended February 28, 2017 filed with the Securities and Exchange Commission on May 30, 2017.

/s/ Weinberg & Company, P.A.

Weinberg & Company, P.A.

Los Angeles, California

September 1, 2017